Exhibit 10.35+

Executive Relocation Policy

Congratulations on your upcoming relocation with Intuit.

Although this is an exciting time, we understand the disruption a move can cause and the personal issues that need to be considered. Recognizing this, Intuit has engaged Odyssey Relocation Management (“Odyssey”) to assist you with your relocation.
Upon receipt of your signed Offer Letter and Repayment Agreement, Intuit will initiate and notify Odyssey of your relocation. Odyssey will, in turn, contact you within 24 hours of this notification (or next business day if initiated on a Holiday, Friday or over a weekend). Your Odyssey Consultant (“Consultant”) will provide consultation on your relocation benefit packet and coordinate Intuit’s preferred providers who may assist during your relocation.
The most successful moves are those that are well planned. Therefore, it is important for you to form a partnership with Intuit and Odyssey in this process.

Best wishes for a successful relocation!

GENERAL INFORMATION

Intuit’s relocation policy and these relocation guidelines are intended to assist you with the costs associated with your relocation. These guidelines allow for reimbursement of eligible costs, as outlined.
Nothing in these relocation guidelines change the at-will status of your employment. Your employment may be terminated by you or Intuit at any time for any reason or no reason at all, without prior notice.

PROGRAM ELIGIBILITY

Intuit’s relocation program is designed to help you experience a smooth transition to your new location. The program reimburses you for many living, travel and most moving expenses associated with your relocation, as well as assisting with certain estimated federal tax liabilities.
Eligibility for relocation assistance under the executive relocation policy requires the following:

•	You are a director or officer new hire, or a director or officer transferring locations at Intuit’s request.

•	All relocation expenses must be incurred and submitted for reimbursement within one (1) year from the effective date of your move/transfer date.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

RELOCATION BENEFITS

Benefits that are noted or offered in the Policy, but not utilized because they are not needed or do not apply, are not exchanged for cash value.

SHIPMENT OF HOUSEHOLD GOODS

Your Consultant will initiate your move with Mesa Systems, a United Van Lines Agent, to coordinate the shipment of your household goods.
The Consultant will also work with you to establish a preliminary packing and moving schedule, which will be provided to Mesa so that your move can be coordinated in a timely manner. A representative from Mesa will contact you to arrange for a pre-move survey. Mesa will then work with you directly in all subsequent scheduling of packing, moving and delivery, while keeping your Odyssey Consultant current with progress and any issues or questions needing to be addressed.
NOTE: You should contact your Consultant as early as possible to establish a preliminary schedule as household goods shipments can take up to three weeks to book and could take longer during the spring and summer months.
Shipment
The following expenses and services are covered:

•	Packing, shipping, full unpacking and one-time debris removal of boxes.

•	Storage of household goods for thirty (30) days.

•	Full replacement value insurance.

•	Service charges for disconnecting and reconnecting appliances.

•	Mobility Concierge Services through Mesa Systems is available to provide a highly personalized moving experience. Please speak to your Odyssey Consultant for more information.
The following expenses and services are not covered:

•	Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals.

•	Shipment of firewood, lumber or other building materials.

•	Shipment and/or boarding of household pets and livestock.

•	Removal or disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures.

•	Shipment of snowmobiles, boats, motorcycles, recreational vehicles, satellite dishes and unusually heavy or cumbersome materials.

•	Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value.

•	Shipment of plants, food or other perishables.

•
Overtime charges. Such charges may be incurred; however, they will be at your own expense. This includes time for packing and/or delivery during the evening hours and on the weekends, including all holidays.

This is not a complete list of the exclusions to the Plan. You should discuss any questions with your Consultant to ensure any potential issues are cleared up before the shipping process takes place.
Be sure to be home or leave an adult personal representative present during the packing/loading operation and at time of delivery. Delivery consists of placing boxes in designated rooms, setting up beds and removing any loose packing materials. It does not include putting goods away or rearranging furniture. If you are considering doing some of your own packing, please discuss with your Mesa Move Coordinator any limitations on their liability for packed by owner (PBO) items.
Please pay special attention to some important papers you will be asked to sign. The Bill of Lading authorizes your release of your household goods to the driver during transit. The Inventory List is the most important factor for any future damage claim. This list is considered the legal count of your belongings and also indicates their condition at the time they are released

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

to the driver. It is important before signing that you make sure that the Inventory form lists every item in your shipment and that the entries regarding the condition of each item are correct. You have the right to note any disagreement. When your shipment is delivered, if an item is missing or damaged, your ability to recover from the mover for any loss or damage may depend on the notations made.
It is the employee’s responsibility to check off items, as they are unloaded. Only items found on this inventory list will be recognized in any future claims settlement. It is the employee’s responsibility to note any damage to your belongings, residence or automobile at time of delivery. If you experience damage or lost items, you have up to 9 months to submit a claim with your Mesa Move Coordinator. You are highly encouraged to submit any claims as soon as possible.
Automobiles
You may ship up to two (2) automobiles via commercial carrier if the move is over 500 miles. Insurance on such vehicles will be provided; however, vehicles that are shipped are not eligible for mileage reimbursement.
If autos are shipped, no personal items may be left in the auto, due to liability reasons. Antique or classic cars, or cars that are not in working order, are the responsibility of the employee. If the employee elects to drive a motor home to the new location, reasonable in-transit expenses will be reimbursed, only if the motor home counts as one of the covered vehicles. The cost of the shipment of any automobile cannot be more than the NADA blue book value of the car. Campers and Trailers: Transportation of pull-behind campers and trailers is not a covered expense.
Storage
Every effort should be made to plan for a direct move of household goods to your final destination. Unloading goods and placing them in temporary storage, for any period, can double the cost of a move and increase the risk of damage to your items. Storage costs incurred beyond thirty (30) days will be the responsibility of the employee. Storage includes the cost of putting goods into storage and one delivery to your permanent residence. Only one complete delivery will be authorized to your permanent residence.
Pets
Intuit will not pay for the cost of shipping your household pets to the new location. Your Relocation Allowance should be utilized for this expense, including the cost of special crates, any required quarantines and boarding expenses while your pets are in transit. Your Consultant can put you in touch with firms that specialize in shipping pets, if you require such a service. However, neither Intuit nor Odyssey are able to guarantee a successful shipment/transport and will not be liable for any circumstances when shipping a pet or pets.
Insurance
Insurance, commonly referred to as “valuation”, is provided at full replacement value for your personal property while in transit. The insurance does not cover accounts, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, bullion, precious stones, stamp or coin collections and other collectibles.
You may need to consult with your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for your vacant property at the former location and/or new location, if applicable.

TRAVEL TO NEW LOCATION

Your Odyssey Consultant will authorize you for booking travel via the Intuit Travel Center at HRG (Hogg Robinson Group) Travel. One-way coach airfare for employee and family must be made fourteen (14) days in advance through Intuit Travel Center at HRG (Hogg Robinson Group) Travel (844.646.8848). Ground transportation costs (to/from airport in origin city and destination city) and airline baggage fees related to final travel to new location will be reimbursed.
If driving to the new location, the most direct route should be taken with a minimum of 400 miles logged per day and Intuit will provide for the following:

•	Meal per diem at $100/day for employee only plus an additional $25/day for each family member (spouse/domestic partner and/or children), as needed, for a maximum of five (5) days

•	Reimbursement of reasonable lodging expenses for a maximum of five (5) days

•	Reimbursement of mileage at the prevailing IRS reimbursement rate
The employee should maintain all receipts to assist with their tax reporting.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

Automobile maintenance costs will be the employee’s responsibility.

TEMPORARY LIVING & TRANSPORTATION

Upon arrival in the new location, temporary living (if necessary) will be provided for up to thirty (30) days prior to establishing a permanent residence. Synergy Corporate Housing, in partnership with Odyssey, will arrange for a fully furnished apartment with laundry and cooking facilities.

Intuit will provide a full-size rental automobile for up to thirty (30) days or until one of your personal vehicles has been shipped to your new location (whichever occurs first). Arrangements for the rental car are to be made through Intuit Travel Center at HRG (Hogg Robinson Group) Travel (844.646.8848).
Daily living expenses, other than housekeeping, will be the responsibility of the employee.
NOTE: If an employee is traveling on Intuit business during this period, expenses incurred during business travel should be charged in the usual manner and not as a relocation expense.

RELOCATION ALLOWANCE

A relocation allowance of one (1) month annual base salary will be provided, not to exceed $20,000. This amount will be subject to tax withholding. You should request this allowance through Odyssey. This allowance is provided to cover the myriad of relocation expenses that might be incurred that are not specifically stated as directly reimbursable by Intuit. Expenses that might fall under this category are:

•	Shipping of items not covered by the Household Goods Shipment provisions described previously

•	Removal or installation of articles not paid under the moving guideline

•	Charges for transportation or boarding of pets

•	Appraisals of antiques or art objects for insurance purposes

•	Motor vehicle registration fees

•	Cleaning or repairs

•	Extermination, fumigation

•	Removal, installation of window coverings

•	Deposits

•	Utility and phone hookups

•	Driver’s license
It is the employee’s responsibility to manage these costs so that the allowance will be sufficient to meet your needs. You may keep any unused portion of these funds.
Although Intuit does not require receipts, it is important that you keep receipts of all your expenses to assist you when filing your tax return at year-end.

LEASE TERMINATION

Rental obligations arising from the cancellation of a lease will be reimbursed up to a maximum of three (3) months’ rent at the old location and any security deposit lost due to early termination. The employee is to provide a copy of the lease and written proof of payment.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

SELLING YOUR HOME

Real Estate Agent Selection
Selection of a knowledgeable real estate agent is very important. Odyssey will provide you access to a network of the most qualified real estate agents available in your community who specialize in assisting relocating employees.

Marketing Assistance
Intuit understands that getting the best price for your home is vital to a successful relocation. As such, Intuit has arranged for professional marketing assistance through Odyssey’s Marketing Assistance Program. Your Consultant will work in partnership with your listing agent to ensure that an effective marketing strategy on your home is always in place.
Your Consultant will provide you with a list of qualified brokers to choose from, and will order a Broker’s Market Analysis from two realtors in order to develop a recommended list price and a probable sale price for your home. We recommend you interview several brokers from their list to assess their ability to effectively market your home. The Broker’s Market Analyses will also be used in discussing a marketing strategy for your home.

The marketing strategy will include:

•	Suggestions on how to prepare your home for sale

•	A recommended listing price and anticipated sales price

•	Information on competing properties for sale and recently closed comparable homes

•	A designated buyer profile for your property

•	Creative home sale promotion ideas

Listing Your Home
Your Consultant will monitor the entire listing effort, including a review of homes currently listed in your area and an evaluation of recently closed properties, to ensure that a realistic pricing strategy is in place. Marketing Assistance also includes pro-active marketing-strategy calls, follow-up on buyer and Realtor feedback, follow-up on advertising and open house events. Your Consultant will also make recommendations to adjust your price, advertising, terms, or conditions accordingly.
For your protection, your listing agreement should include the Broker Performance Clause provided by your Consultant. If your agent has any questions regarding the performance clause, please contact your Consultant before signing the listing agreement.
These services are available to you at no cost or obligation. At your request, your Consultant will discuss the details of the program during your initial call and will arrange to have a qualified real estate agent contact you for an appointment to visit your home. This appointment is for informational purposes only to assist you in developing an effective marketing strategy for your home.
While highly recommended, the home selling services described above are at no cost or obligation to you.

Home Sale Assistance

Unassisted Sale of Existing Primary Residence
The employee may elect to sell the home unassisted by Odyssey and decline to use Intuit’s Home Sale Program/Buyer Value Option to minimize tax expenses. The unassisted sale of the home by the employee is not encouraged by Intuit; but in the event the employee chooses to sell the home outside of Intuit’s home sale program, the employee will be reimbursed the normal costs to sell the home (normal and customary closing costs) as specified below, but will not receive tax protection from Intuit on those reimbursed amounts and will not be eligible to receive the Home Marketing Allowance or Home Sale Incentive payments as described below.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

Assisted Sale of Existing Primary Residence under Intuit’s Home Sale Program
Selling your current home is one of the most important aspects of the relocation program. As such, Intuit provides a professionally administered home sale assistance plan through Odyssey, which offers several excellent benefits including:

•	A resale plan that significantly reduces the tax burden to you and Intuit

•	Selection and management of brokers and other service providers

•	Reduced costs and fewer expense reimbursement requests

•	Objective advice concerning repairs and remodeling prior to offering home for sale

•	Assistance in pricing, resale strategy and negotiations

•	Reimbursement (from Intuit) of normal costs to sell the home

Home Marketing Allowance
You are eligible for a marketing allowance up to $3000 to be reimbursed by the company through Odyssey to help you sell your home. This allowance is intended to help you receive the highest possible offer and can be used as follows:

•	Seller incentives, such as homeowner’s association fees, home warranty, decorating allowance or buyer’s closing costs

•	Agent incentives

•	Repair allowance

•	Staging of the home

Home Sale Incentive Program
Intuit offers a Home Sale Incentive program that will pay the employee up to:

•	2% of the home sale price if the home is under contract within 60 days of the listing date

•	1.5% of the home sale price if the home is under contract between 61 and 90 days of the listing date

•	1% of the home sale price if the home is under contract between 91 and 120 days of the listing date
The employee is required to utilize the Home Sale Assistance program described in the next section. This incentive will be paid to employee at the time of the final equity settlement payment from Odyssey under the Home Sale Assistance program. This amount will be subject to tax withholding.

Eligibility for Home Sale Assistance
Each employee is responsible for the sale of his/her primary owned residence, subject to the following guidelines and restrictions:

1.
Definition of Eligible Property. To be eligible for Home Sale Assistance the residence must be a single unit (house), or two-family residence, town home or condominium, and is the present principal dwelling of the transferring employee. Vacant land, mobile homes, boats, cooperatives, single family dwellings with excess of 5 acres, vacation homes, summer cottages, and property held for investment are not eligible.

2.
Ownership and Title. The home must be the primary residence of the employee, owned by the employee and/or the employee’s spouse or significant other on the date the employee is requested in writing by Intuit to relocate. The employee must be able to deliver clear title to the property.

3.	Condition and Requirements. The home must meet the following requirements:

•	The home must be completed, that is, not under construction or undergoing renovation.

•	The home must be a one-or two-family principal residence. Vacation homes, second homes, mobile homes, vacant land and cooperatives are excluded from eligibility.

•	The home must not contain or be built near hazardous materials.

4.
Real Estate Agent. The real estate agent selected to list the home for sale must be approved by Odyssey prior to listing the home, and include an Exclusion Clause in the listing contract (content of waiver will be provided and approved by Odyssey).

5.
Pricing your Home. Your Odyssey Consultant will provide you with, and introduce you to, a list of qualified realtors to choose from, and will order a Broker’s Market Analysis (“BMA”) from at least two, in order to develop a recommended list price and a most probable sale price for your home. The BMA is a detailed report, focused on your home and local real estate market that will be used in discussing and formulating an effective marketing strategy for your home.

6.
Accepting Sales Offers. When an offer is received on the home, the employee must not sign the offer nor accept any earnest monies from the buyer or broker. Odyssey will review the terms and conditions of the offer to ensure that it is bona fide, that the buyer is qualified, and that the terms and net amount of the offer (calculated according to the provisions of this guideline) are acceptable to the employee. If these conditions are met, Odyssey will extend to the employee a written contract to purchase the home at an amount and terms equal to the offer. This is known as a Buyer Value Option Sale. This written offer from Odyssey is the only contract of sale the employee will sign.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

7.
Buyer Value Option Home Sale. Intuit has provided an Odyssey - administered program as a means of minimizing the tax burden to both Intuit and the employee. Adherence to all steps of the home sale guidelines (i.e., selling the home to Odyssey, and their subsequent sale to the buyer) is required to provide the optimum tax advantage and protection on costs to sell the home in the old location. An employee’s failure to conform fully to the guideline requirements of this section may jeopardize the tax integrity of the program. In the event that an employee’s actions compromise the tax advantages of the guidelines, the employee will be responsible for the personal income taxes on all reimbursed amounts, and no tax assistance will be provided from company on resale costs.

8.
Loan Payoff. The existing financing on the home, if any, will remain in place at the discretion of Odyssey until the sale to the ultimate buyer closes. Odyssey will make mortgage payments on behalf of the employee once the home has been sold to Odyssey. At closing of the ultimate sale, the loan will be paid in full.

9.	Financial Responsibilities of Employee. The employee is responsible for:

•
All costs of maintaining the home (mortgage, homeowner’s dues, taxes, insurance, utilities, and maintenance) until the contract date or vacate date, whichever is later, between Odyssey and the employee

•	Required repairs as a result of the buyer’s inspection

•	Any seller concessions or seller paid discount points for the buyer

•	Any costs associated with “curing” defects in title

Odyssey will account for these costs in their calculation of the employee’s equity. The employee will not be required to make any upfront payments. Those payments will be made by Odyssey on behalf of the employee, from funds withheld from the employee’s final equity settlement. All equity payments to the employee will be made by Odyssey.

10.
Financial Responsibilities of Intuit and Odyssey. The normal and customary costs to sell the home will be paid by Intuit through Odyssey at closing to the ultimate outside buyer. The employee who utilizes the buyer value home sale provisions of these guidelines will not pay specific costs which include:

•	Standard real estate broker’s commission for the area

•	Legal, escrow fees, and/or attorney’s fees

•	Title insurance (if customarily paid by the seller)

•	Reasonable closing expenses customarily paid by the seller, to include:

◦	Revenue stamps

◦	Recording fees

◦	Mortgage cancellation fees

◦	Transfer taxes

◦	Lender required inspections

◦	Application fee

◦	Mortgage pre-payment penalties up to a maximum of $5,000

Disclosure
Disclosure is defined as the duty of the seller to make known or public to a buyer the condition of the property, particularly any defect that could affect its value, habitability or desirability. Failure to do so could constitute, at a minimum, misrepresentation and more likely, fraud.
It is, therefore, your responsibility as the homeowner to disclose the full condition of your property to Odyssey and any potential buyers. Please be advised that some states require by law a separate, specific disclosure form for all property transfers. Additional forms are required by the state of California, and if appropriate, will be provided to you by your Consultant. Your Consultant will also advise you accordingly if completion of such a form is required in your departure location.
Should you generate a sale, all inspections must be disclosed to the buyer. Your agent, however, should encourage the buyer to have their own inspections performed at their own expense.
Should you fail to disclose complete and accurate information which is subsequently discovered, you may be held responsible for all expenses involved in correcting the defects and any possible litigation as a result of non-disclosure.

FINDING YOUR NEW HOME

Home Finding Trip
Intuit will arrange and pay for a professional home finding consultant to assist the relocating employee and his/her family in finding a new home in a neighborhood that best meets the family’s needs and requests. A destination services provider, assigned

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

by your Odyssey Consultant, will conduct a pre-arrival phone consultation to discuss your specific housing needs and the current market conditions related to price and availability.
You will be picked up by an agent for a tour of selected rentals and/or a customized tour to orient yourself to the area highlighting points of interest, recreation spots/outdoor activities, and local transportation.
Intuit also provides for reimbursement of expenses for the home-finding trip for employee and spouse/domestic partner, and child/children if they accompany, for up to two (2) round-trip visits to the new location for a total of (not to exceed) ten (10) nights in the aggregate.
Benefits that apply include:

•
Round trip coach airfare for you and your spouse/domestic partner, and child/children if they accompany you. Intuit Travel Center at HRG (Hogg Robinson Group) Travel (844.646.8848) will assist with your travel arrangements.

•	If the employee chooses to drive to the new employment location, mileage will be reimbursed at the prevailing IRS rate.

•	Rental of a full size automobile will be arranged by Intuit Travel.

•	Intuit will reimburse for reasonable expenses for lodging arranged by Intuit Travel.

•
Meals and incidental expenses will be reimbursed at a per diem of $100/day for employee only plus an additional $25/day for each family member (spouse/domestic partner and/or children), as needed, for a maximum of ten (10) days in aggregate

•
In the event your child/children do not accompany you on the home finding trip, actual and reasonable childcare expenses for your child/children while you are on your home finding trip will be covered, not to exceed ten (10) days in the aggregate.

Other expenses such as telephone, laundry/dry cleaning, entertainment, are not reimbursable expenses.

New Home Mortgage - Mortgage Introduction Assistance
Once you have found a home that you intend to purchase, in most cases, you will need a mortgage to complete the transaction. Applying for a mortgage can be a time consuming and frustrating process. To simplify this process, Intuit has established a relationship with Odyssey’s preferred mortgage lenders.
You are free to obtain your load through the lender of your choice; however, the benefits of utilizing Odyssey’s preferred lenders are:

•	Competitive rates for transferring employees

•	Pre-approval prior to your house hunting trip

•	Prompt mortgage approval and processing turn-around times
In addition to delivering these benefits, these preferred lenders are very familiar with the benefits you are receiving under the relocation guidelines of your company. Your Mortgage Consultant will help you analyze all aspects of your new mortgage. Please contact your Consultant when ready to engage with the mortgage process.

Home Purchase Benefit

Home Purchase Assistance
Your Consultant can refer you to a Realtor who is a member of their Network Program. These real estate professionals are accustomed to working with relocating employees and are qualified to assist you with area counseling and home finding services. In addition, use of a preferred Realtor will better enable your Consultant to monitor your Realtor’s performance and help you maximize the benefits under these relocation guidelines.
If you wish to work with a specific agent, you must notify your Consultant prior to your home finding trip. Your Consultant will talk with the agent to confirm that they have the necessary qualifications to assist you.

Purchase Closing Costs
There are numerous expenses associated with the closing of a new home. Intuit will arrange for you to be reimbursed for normal and customary buyer’s expenses, provided that the new home closing occurs within one (1) year of your initiation date.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

Reimbursement of these items will be coordinated by Odyssey and will be considered taxable income. Non-recurring closing costs will be grossed-up for tax purposes. By utilizing an Odyssey Preferred Lender, the reimbursable costs can be direct billed to Odyssey and will not need to be paid out of pocket by you.
Those fees and charges most commonly covered are:

Non-recurring Closing Costs:

•	Title insurance (when applicable)

•	Transfer taxes (when applicable)

•	Reasonable attorney fees

•	Real estate appraisal

•	Credit report

•	Recording fees

•	Survey expense (if required)

•	Title search, examination and opinion

•	State deed tax

•	Inspections required by lender, such as pest, structural/mechanical, water/well, septic, and radon, up to a maximum of $500

•	Notary fees

The following costs will not be reimbursed:

•	Real estate agent’s commissions

•	Property tax, insurance or interest

•	Expenses normally charged to the seller

•	Soil reports (geological surveys)

•	Home warranty insurance program

•	Private mortgage insurance

•	Improvement assessments by State, City, County taxing authorities

COMMUTE BENEFIT
A commute benefit is approved for a duration of 6 months. This commute benefit provides:

•	Weekly round-trip airfare (per Intuit global travel policy) for employee between home and new location for approved duration of commute benefit

•	Weekly mid-size car rental (per Intuit global travel policy) for employee at new location for approved duration of commute benefit

•	Temporary housing (2-bedroom fully furnished apartment) for approved duration of commute benefit

•	Reimbursement of ground transportation costs (to/from airport at home and new location)

•	Reimbursement of airline baggage fees related to travel between home and new location

The following expenses are not included in the commute benefit and will be the employee’s responsibility:

•	Daily living expenses

•	Gas for rental car

•	Personal meals and entertainment

•	Child care, nanny, or pet sitting services

•	Laundry and dry-cleaning services

•	Gym or fitness fees

Other normal living expenses not specifically listed above will also be the employee’s responsibility. Your Odyssey Consultant will authorize you for booking travel (airfare and rental car) via the Intuit Travel Center at HRG (Hogg Robinson Group) Travel and coordinate housing with Synergy Corporate Housing.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

Note:  Relocation expenses (including expenses related to the commute benefit listed above) do not qualify as business expenses.  Since Intuit Global Purchasing Card (Pcard) can be used only for qualified business expenses, use of Pcard for relocation related expenses would be in violation of Intuit’s Global Pcard and Expense Reimbursement Policy.  Relocation expenses and normal business expenses should not be combined on a single expense report. Relocation expenses must be processed through Odyssey and any business expenses will be governed by the published guidelines in effect for Intuit business travel.

MISCELLANEOUS

TAX INFORMATION

Tax Classification of Expenses
Intuit follows strict Federal guidelines for reporting expenses associated with an employee’s relocation. All relocation reimbursements provided to you must be reported as income and included in taxable wages on your annual W-2 Form. Expenses are subject to withholding taxes (Federal, Social Security, Medicare, state and local taxes, as appropriate). Except for the relocation allowance (which will have taxes withheld), the withholding tax obligations will be paid by Intuit utilizing the “gross-up” method. The gross-up method pays additional taxes to the taxing authorities intended to minimize the tax burden associated with these expenses when they are reported as income to you. For example, combined income of spouse and other additional income can have an impact on your personal tax rates and Intuit does not take those personal tax factors into consideration.
Record-Keeping
You must retain copies of receipts and statements of expenses incurred in connection with your relocation for tax purposes. It is your responsibility to substantiate relocation expense claims submitted to Intuit.
Gross-Up Procedures
The gross-up allowance for Federal, State, Local, Social Security and Medicare tax liabilities will be coordinated by Odyssey. The gross-up method pays additional taxes to the taxing authorities and is intended to minimize the tax burden associated with these expenses when they are reported as income to you. The additional withholding tax that is paid will be reported by Intuit on your W-2. Odyssey will notify the employee of the gross-up calculation at the end of the year.

Processing of Expenditures
Relocation expenses and normal business expenses should not be combined on a single expense report. Relocation expenses must be processed through Odyssey. Business expense reimbursement is processed separately by Intuit. Any business expenses will be governed by the published guidelines in effect for Intuit business travel.

Medical Coverage
Special attention should be paid to your medical benefits during this time. The company’s medical plans may be network-oriented. If your family does not join you immediately, they may not qualify for full medical benefits because they are outside the network. It is important that you are informed about the medical benefits you and your family will receive during the transition to your new location. Contact Intuit Human Resources at 1-800-819-1620 to discuss your specific situation.

Personal Legal Matters
If you are relocating out of your current state, we recommend you consider how your relocation could affect your wills and estate planning. It could be advisable to review your estate plan with an estate lawyer familiar with the laws in your new location.
Change of Address
Internal Transfers: Please be sure to submit a home address change to reflect your current residence at your new location. If your new work location is in a different state, you must also complete a state tax form for the “new” state for payroll purposes. Please contact Intuit Human Resources at 1-800-819-1620 for details and instructions.

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018

RELOCATION REPAYMENT AGREEMENT

Moving an employee requires a substantial investment on Intuit’s part. Therefore, if you voluntarily resign from Intuit within one (1) year of your start date (new hire) or transfer date (internal transfer) or during your relocation, at new location, no further relocation benefits, including reimbursements, will be paid to you and you will be required to reimburse Intuit for the cost of the relocation per the terms and conditions outlined in your Relocation Repayment Agreement. Please sign and return this Agreement to Intuit, as benefits will not be processed without this being completed.

Relocation Repayment Agreement (U.S.)

1.	I agree to this Relocation Repayment Agreement in return for receipt of relocation expenses under Intuit's Relocation Policy.

2.
If I resign my employment at any time within one (1) year of my start date in the new location (or, for interns, before the end of my internship), I agree that I will not receive any additional relocation expenses. Relocation benefits will end as soon as I give notice of my resignation.

3.
If I resign my employment at any time within one (1) year of my start date in the new location (or, for interns, before the end of my internship), I also agree to reimburse Intuit a pro-rated portion of any relocation expenses paid to me or on my behalf in connection with my relocation. The pro-rated portion will be calculated by subtracting the number of complete months left between my start date in the new location and my one year anniversary in the new location as of my separation date, dividing that total by 12 and then multiplying that result by the amount of all relocation benefits paid to me or made on my behalf. For example, if I resign my employment after working in the new location for 5 complete months, I have 7 months left before my one year anniversary in the new location and will have to reimburse Intuit 7/12ths of all relocation expenses paid to me. The calculation is similar for interns, but it is based on the duration of the internship instead of 12 months.

4.
I authorize Intuit to deduct the amount that I owe under this agreement from my final pay or other amounts Intuit owes me, to the extent allowed by law. I also agree to sign any more specific and detailed authorizations if Intuit asks me to do so. If the deductions do not cover everything I owe or deductions are not made, I agree to pay Intuit all remaining amounts within fourteen (14) days of the end of my employment.

5.
I understand that any relocation expenses not submitted to Intuit’s outside relocation vendor (currently Odyssey) within one (1) year of my start date in the new location will not be reimbursed by Intuit.

6.
I understand and acknowledge that the only relocation expenses I am entitled to are what Intuit is offering to me through Intuit’s Relocation Policy. Changes to relocation expenses or benefits beyond what is in Intuit’s Relocation Policy must be made in writing and approved by a Director or above.

7.
I agree that this is the entire agreement between me and Intuit about relocation repayment and supersedes all prior negotiations and agreements, whether written or oral, relating to relocation repayment.

8.
I agree that nothing in this Relocation Repayment Agreement is intended to create a contract or a guarantee of employment by Intuit for any specific time period. I understand and agree that my employment is at will and that Intuit or I may terminate it at any time.

Employee Signature: ___________________________________ Date: ____________________________

Print Name: __________________________________________ Last 4 digits of SSN: ________________
(for relocation tax purposes)

Executive Relocation Policy (with Home Sale & Home Purchase Benefits)
January 2018